Susan E. Alderton
                                                                (281) 423-3332


                                                                  EXHIBIT 99.1



FOR IMMEDIATE RELEASE

                       NL REPORTS THIRD QUARTER RESULTS

HOUSTON, TEXAS -- October 20, 1999 -- NL Industries, Inc. (NYSE:NL) reported income from continuing operations for the third quarter of 1999 of $17.1 million ($.33 per diluted share) compared to income from continuing operations in the third quarter of 1998 of $31.4 million ($.60 per diluted share). Income from continuing operations in the third quarter of 1998 includes an income tax benefit of $8.2 million ($.16 per diluted share) related to prior-year German withholding tax refunds. NL reported income from continuing operations for the first nine months of 1999 of $142.9 million ($2.75 per diluted share) compared to $71.1 million ($1.37 per diluted share) for the first nine months of 1998. Excluding the third-quarter 1998 tax benefit and a second-quarter 1999 $90 million ($1.73 per diluted share) income tax benefit, income from continuing operations in the first nine months of 1999 would have been $52.9 million ($1.02 per diluted share) compared to $62.9 million ($1.21 per diluted share) for the first nine months of 1998.

Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the third quarter of 1999 was $34.8 million, $10.2 million less than the third quarter of 1998, primarily due to lower average selling prices and lower production volume, partially offset by higher sales volume. Kronos' average selling prices during the third quarter of 1999 were 4% lower than the third quarter of 1998 and were 2% lower than the second quarter of 1999. Selling prices at the end of the third quarter were the same as the average for the quarter.

Kronos' sales volume increased 18% over the third quarter of 1998 with strong demand in all major regions. The Company's third-quarter 1999 production volume was 10% lower than the comparable 1998 period and 8% lower than the second quarter of 1999.

Mr. J. Landis Martin, President and Chief Executive Officer, said "We are pleased with the robust worldwide demand in the second and third quarters of 1999 and expect strong market conditions to continue, which should result in increased selling prices in all major regions. Due to these industry fundamentals and our moderate inventory levels, we intend to increase production volume somewhat in the fourth quarter, but we do not expect production volume to exceed sales volume for the full year."

Interest expense in the third quarter of 1999 was down 40% from the comparable period reflecting significantly lower levels of outstanding debt. The Company's net debt at September 30, 1999 was $160 million (total debt of $341 million less cash of $181 million), down $71 million from net debt of $231 million at December 31, 1998.

Minority interest relates to the Company's majority-owned environmental management subsidiary. Discontinued operations in 1998 represent the Company's former specialty chemical operations which were sold in January 1998. The extraordinary item in 1998 resulted from early extinguishment of debt.

A conference call for the investment community is scheduled for October 20, 1999 at 10:00 a.m. (EDT). Mr. J. Landis Martin will host the call. Participants can access the call by dialing 1-800-230-1096 (domestic) and 612-332-0523 (international). The passcode is NL Earnings. A taped replay of the call will be available after 2:00 p.m. (EDT) through November 3, 1999 by calling 1-800-475-6701 (domestic) and 320-365-3844 (international), and using access code 476932.

NL Industries, Inc. is a major international producer of titanium dioxide pigments.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are based on management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties, including, but not limited to, future global economic and political conditions, global TiO2 production capacity and the amount and timing of capacity changes, competitive products and prices, possible disruptions of normal business activities from Year 2000 issues, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks materialize, or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements.

                             NL INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                     (In millions, except per share data)
                                 (Unaudited)

                                         Quarters ended      Nine months ended
                                          September 30,        September 30,
                                          -------------        ---------------
                                          1998      1999      1998      1999
                                          ----      ----      ----      ----
REVENUES AND OTHER INCOME:
  Net sales                               $221.5    $242.6    $685.8   $676.8
  Other income, excluding corporate          2.0       1.2       4.7     11.7
                                          ------    ------    ------   ------
                                           223.5     243.8     690.5    688.5

Cost of sales                              151.8     181.7     476.0    496.6
Selling, general and administrative,
 excluding corporate                        26.7      27.3      83.4     82.0
                                          ------    ------    ------   ------

    OPERATING INCOME                        45.0      34.8     131.1    109.9

Corporate income (expense):
  Securities earnings                        4.3       1.7      12.7      4.8
  Expenses, net                             (4.1)     (3.7)    (11.6)   (12.3)
  Interest expense                         (15.1)     (9.1)    (46.9)   (28.1)
                                          ------    ------    ------   ------

    Income from continuing operations
     before income taxes and minority
     interest                               30.1      23.7      85.3     74.3

Income tax benefit (expense)                 1.3      (6.6)    (14.2)    70.9
                                          ------    ------    ------   ------

    Income from continuing operations
     before minority interest               31.4      17.1      71.1    145.2

Minority interest                             -         -         -       2.3
                                          ------    ------    ------   ------

    INCOME FROM CONTINUING OPERATIONS       31.4      17.1      71.1    142.9

Discontinued operations                       -         -      287.4       -
Extraordinary item - early
 extinguishment of debt                     (2.4)       -       (4.8)      -
                                          ------    ------    ------   -----

    NET INCOME                            $ 29.0    $ 17.1    $353.7   $142.9
                                          ======    ======    ======   ======


                             NL INDUSTRIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME, Continued

                     (In millions, except per share data)
                                 (Unaudited)


                                        Quarters ended     Nine months ended
                                         September 30,       September 30,
                                         -------------       ----------------
                                          1998      1999      1998      1999
                                          ----      ----      ----      ----
Basic earnings per share:
  Continuing operations                   $ .61     $.33      $1.38     $2.76
  Discontinued operations                     -        -       5.60       -
  Extraordinary item                       (.05)     -         (.09)      -
                                          -----     ----      -----     -----

    Net income                            $ .56     $.33      $6.89     $2.76
                                          =====     ====      =====     =====



Diluted earnings per share:
  Continuing operations                   $ .60     $.33      $1.37     $2.75
  Discontinued operations                     -       -        5.52        -
  Extraordinary item                       (.05)      -        (.09)       -
                                          -----     ----      -----     -----

    Net income                            $ .55     $.33      $6.80     $2.75
                                          =====     ====      =====     =====



SHARES USED IN THE CALCULATION OF EARNINGS PER SHARE:
  Basic shares                             51.4     51.8       51.4      51.8
  Dilutive impact of stock options           .8       .1         .6        .1
                                          -----     ----      -----     -----

  Diluted shares                           52.2     51.9       52.0      51.9
                                          =====     ====      =====     =====


